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Subsidiaries of the Registrant

Parent (Registrant)	—	Skyline Corporation (an Indiana Corporation)
Subsidiaries	—	Skyline Homes, Inc. (a California Corporation)
	—	Homette Corporation (an Indiana Corporation)
	—	Layton Homes Corp. (an Indiana Corporation)

These wholly-owned subsidiaries are included in the consolidated financial statements.